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                                                                   EXHIBIT 10.17

June 25, 1997


Mr. Paul Seidman
Director Food & Procurement
New England Restaurant Company Inc.
300 Pond Street
Randolph, MA 02368

Dear Paul:

Based upon the terms of this letter agreement, Alliant Foodservice, Inc. (sometimes "we" or "Alliant") offer to sell to your unit(s) products carried by the Alliant Foodservice, Inc. distribution centers serving your account, subject to the availability of product, for the term of this agreement.

The conditions of our offer to sell are as follows:

The average order size per unit per delivery will be $4500 per drop. We recognize that there will be exceptions; however, this program is based on the condition that the average order size over a reasonable period of time will be maintained at $4500 per drop. Upon thirty (30) days advance notice to you and your failure to correct the deficiency within such time period, Alliant reserves the right at any time to adjust the terms of this agreement, including margins, upon prior notice if there is a significant change in product mix or a failure to regularly meet the average order size measured in dollar value per drop. The above parameters are based on information which you have provided to us. This proposal is also based upon an "open time window" of (6:00 AM to 11:00 AM) and (1:00 PM to 4:00 PM). "Key Drop" deliveries are available upon request.

Alliant will receive 80% of the purchases made by you in each category referenced under the "PRICING" section of this agreement. If Alliant does not receive 80% of your purchases in a referenced category, then Alliant may convert that category to a different margin schedule at Alliant's option.

II.      All Other Products -

Invoice cost or local market replacement cost, at Alliant Foodservice's option, plus freight (where applicable). Cost may include a fee for national procurement activities which provide procurement leverage, order consolidation and administration, product marketing and quality assurance. Forward purchases and consigned products may include applicable storage and finance charges or shall be based on local market replacement cost, at Alliant's option. For purposes of this paragraph, local market replacement cost will reflect invoice cost. Invoice cost will be the invoice issued by the vendor or Alliant's Central Logistical Services Department.

III.     Produce -

Total market cost plus freight (where applicable). Total market cost is set by the respective Alliant Foodservice distribution center on a district-wide basis and is intended to reflect the local market replacement cost or current market average cost of procured products.
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SUBSIDIARIES - This agreement expressly excludes City Meat and Provisions
Company, Inc., a subsidiary of Alliant Foodservice, Inc. and any other subsidiaries or affiliates of Alliant which are manufacturers, fabricators or processors (collectively, "manufacturing subsidiaries"). In the event you wish to purchase products from manufacturing subsidiaries, those products' cost shall be determined by the manufacturing subsidiaries' price lists. A distribution fee, if applicable, may be added to the manufacturing subsidiaries' price list amount.

FREIGHT - Unless in-bound freight is included in vendor's delivered pricing, freight charges will be based on market conditions and will not exceed the freight rate normally payable by the Alliant Distribution Center for inbound shipments of regular quantity requirements of such products. Freight charges may include common or contract carrier charges by the product vendor or a carrier, or charges billed by Alliant for its freight management service.

PRICE CHANGES -

Prices are subject to change monthly except for certain categories that are subject to volatile cost fluctuations (i.e. meat, poultry, coffee, oils, sugar, flour, etc.), which will be priced weekly or as market conditions dictate. In the event of any significant market cost changes resulting in a reduction of our margin by more than 3.0 percent, we reserve the right to immediately reestablish selling prices by applying applicable margins against the increased cost of the product.

PROMOTIONAL ALLOWANCES -

Only promotional allowances exclusively negotiated by you or on your behalf will be passed through to you. There will be no promotional allowances given on Kraft-Branded products under this agreement. Alliant shall be entitled to cash discounts and other supplier incentives. Because of the competitive nature of our pricing and other terms of sale, Alliant has no additional marketing monies to fund special customer requests (for example, customer-sponsored events, donations to customer-directed causes, etc.). Alliant does agree to assist in a product or monetary donation for New England Restaurant Association's Annual Picnic.



METHODS



MARGINS - defined as a percent reflect a percent markup over cost. To accommodate minimum handling expenses, Alliant reserves the right to impose a minimum fee of $.87 per unit of sale transaction.

ROUNDING - To simplify pricing, receiving and inventory valuation, Alliant rounds all prices with calculated penny fractions to the next highest penny per unit of sale.

SUBSTITUTIONS - will be priced in accordance with the applicable category margin with same or lower delivered cost adjusted for pack size variance. Alliant reserves the right in the event that New England Restaurant Company specified vendors cannot meet product demand to price per contract mark up.

SPLIT CASE SURCHARGE - To help defray additional handling expenses and increased damage loss experience, products sold in amounts less than manufacturer's standard containers shall be upcharged $.50 per unit.
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JOINT BUYING DECISIONS - Forward purchases made with your concurrence will be priced to you as follows: During the first calendar month the product is in Alliant's warehouse, the price will be Landed Cost plus the applicable category margin. During each additional calendar month that the product remains in Alliant's warehouse, the price will be increased by an amount determined by mutual consent on a per event basis.

SERVICE CHARGE - If invoices are not paid within the terms specified in this agreement, a service charge will be assessed of 1-1/2% per month, or such lesser charge if required by law. Unpaid invoice balances and finance charges due to Alliant will be deducted from any credits due to you.

ALLIANT-LINK - Upon signing of the contract and prior to placement of the first order this contract is binding on the stipulation that the Remax/AlliantLink interface has occurred and Alliant will cover all reasonable costs associated with this interface.

If Alliant agrees to provide you with one or more AlliantLink terminal installations, any such installations will be conditioned on a continuing obligation to meet a minimum purchase requirement of $250,000 per year per installed location. Each Alliant-Link installation will require that you sign and return a standard AlliantLink contract for each location.

The AlliantLink hardware provided to New England Restaurant Co., Inc. is wholly owned by Alliant Foodservice, Inc. In the event either party should exit from the relationship at any time during the first three years of the contract, New England Restaurant Co., Inc. will be given the opportunity to purchase the hardware from Alliant Foodservice, Inc. at the current book value. The date of the three year tenure will commence as of the signing date of the contracted agreement between New England Restaurant Co., Inc. and Alliant Foodservice, Inc. Additionally, if an exit does occur and New England Restaurant Co., Inc. decides not to purchase the equipment, Alliant Foodservice will allow New England Restaurant Co., Inc. 60 days use of said equipment to assure a smooth transition to a new system.

Please note the attached depreciation schedule for the AlliantLink hardware.

PRICE SUBSTANTIATION - RIGHT TO AUDIT - Upon reasonable notice and during regular business hours, but no more frequently than once every six months, you may examine, at the local Alliant Foodservice, Inc. distribution center servicing your operations, documentation to support pricing of products sold to you pursuant to this agreement; provided, however, that any such audit shall be limited to no more than 25 items with one price point verification per item. If such documentation is not available at the distribution center office, Alliant's computer generated reports will be made available to you at the distribution center office or the audit may be conducted at our processing center, at Alliant's option. The audited period shall be limited to the thirteen (13) weeks immediately preceding such audit. The applicable price list for Kraft- Branded Products and Alliant Exclusive Brands will be made available to you to verify the contract cost of such products.

PAYMENT - Terms are net EOM - 10 days, measured from invoice delivery date to date of our receipt of payment. Alliant reserves the right at any time to adjust the payment terms or take any other appropriate action regarding payment or terms as it deems appropriate in its reasonable judgment, including the execution and delivery of a security agreement for extension of credit. We reserve the right to require the annual or more frequent submission of audited financial statements, including a statement of cash flow, in order to ensure confirmation of the approved payment terms. You agree to reimburse Alliant for
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all costs and expenses (including reasonable attorneys' fees) incurred in enforcing its right to payment hereunder.



EFFICIENCY INCENTIVES



o Transition Allowance - To help defray any costs incurred due to New England Restaurant Co., Inc. impending transition, Alliant offers a 0.5%, 60 day transitional allowance incentive on all purchases. This allowance will be off invoice. Additionally, we will offer to double this allowance if we do not meet your expectation for service as defined by the Performance Agreement established prior to start-up.

o Prompt Pay Incentive: Your payment terms are net EOM - 10 days. If you elect to take advantage of this incentive then Alliant will authorize deductions equal to the specified rebate amount from your designated margins, off invoice.

            Net Payment Days                      Incentive
                  15-21                              0.30%
                  10-14                              0.50%
                 9 or less                           1.0%


          As an example, in order for New England Restaurant Association to take advantage of the 1.0% rebate opportunity we propose to implement the following process upon your approval. Weekly statements will be faxed to your office on Thursdays. These statements will reflect purchases from Thursday through Wednesday. These invoices must be paid in full and posted by the following Friday.

o Off Peak Delivery Incentive - Alliant offers a 0.50% rebate for Monday deliveries (where applicable). Incentive excludes holiday weeks.

TERM - This agreement shall commence as of the date first written above and shall continue until either party elects to terminate, which shall require thirty (30) days prior written notice to the other party. Certain circumstances, such as tardiness in payment, are grounds for immediate termination. Alliant may discontinue service to one or more of your locations and may terminate this agreement if an overdue payment is not received immediately upon notification. Either party may request changes to this agreement by giving thirty (30) days prior written notice of such request to the other party.

RETAIL-CLASSIFIED PRODUCTS - To the extent that we sell you products packaged under trademarks owned by Kraft Foods, Inc. and/or its subsidiaries and sold at retail (excluding Kraft, Inc. foodservice products), you agree, that all such products are for the sole use within your units as food preparation ingredients or to be directly served to your patrons, and in any event you agree that such products will not be resold or exchanged in their original individual or case-lot packaging.

CUSTOMER INVENTORY - To effectively service our customers, Alliant is obligated to maximize warehouse capacity and limit inventory proliferation. Accordingly, we reserve the right not to stock any special or proprietary inventory which does not meet our minimum velocity requirement of 20 cases/unit per four (4) week period and 12 turns annually. We also request that our customers afford us the opportunity to present alternatives to customer-requested special and/or
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proprietary products. Upon termination of this agreement for any reason, you agree to purchase at Cost plus applicable category margin, all products that Alliant has in inventory, in transit, or for which unconditional orders have been placed, that have been purchased, transferred or consigned at your request, or otherwise for your account, including but not limited to customer-labeled or other proprietary products.

In addition to the foregoing, you agree that at any time, with respect to any obsolete products purchased specially for you (which includes specially ordered and proprietary products), you will either purchase such products directly or advise us how to dispose of such products. In either event, we will be entitled to the full price, including the applicable normal margin, which we would otherwise be entitled to under this agreement. For purposes of this agreement, for each Alliant distribution center, obsolete products shall mean those which have a sales velocity of less than the above stated minimum velocity requirement.

Upon 30 days notice from New England Restaurant Co., Inc. regarding elimination of said items New England Restaurant Co., Inc. will be relieved of this obligation except for joint buying decisions.

CUSTOMER-SPECIFIED VENDORS - If you specify a particular vendor for your account which is not currently authorized by Alliant, then such vendor will be required to complete our standard vendor documentation before purchases can be made by Alliant for resale to your unit(s).

DEVIATED COST PROGRAMS - Alliant agrees to maintain deviated costing programs in its contract pricing system when deviated cost(s) has been negotiated directly between you and vendors. Alliant will only maintain those deviated cost programs documented by the vendor and communicated to Alliant via notice on vendor letterhead or by completion of an Alliant "Deviated Cost Program" form. The communication shall, at a minimum, contain:

o         Adequate lead time of ten (10) working days
o         Program start/end dates
o Information pertaining to deviated cost type (delivered to distributor, allowance, f.o.b. origin)
o Information on specific products covered, including manufacturer product code
o         Signature of vendor representative authorized to offer program
o         Vendor contact.

Alliant will not be responsible for collection, payment or any reimbursement of monies due to you as a result of vendors supplying inadequate information, communication received after program start date, predated or retroactive programs. Further, as Alliant acts as an administrator regarding negotiated deviated cost programs negotiated by you, Alliant will not be held liable for any vendor omissions or errors in maintaining the programs and all such related recoveries shall be from the involved vendor.

Alliant may impose a charge upon vendors providing deviated costing in part to help defray additional administrative systems, financing and other costs incurred by Alliant in handling products subject to cost deviations.

REPORTS/ORDER GUIDES - Alliant will provide the following reports upon your request:

1.       Customized Order/Inventory Guides.  One copy will be
         furnished to each purchasing  location.
2.       Monthly or Quarterly Standardized Usage Report.  One copy
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         will be furnished to the  location of your choice.
3.       Customized Reports (ie. Fill rate, price change).

FORCE MAJEURE - Either party hereto shall be relieved of its obligations under this agreement for so long as such party is prevented from fulfilling its obligations by causes outside its reasonable control, including but not limited to casualty, labor strikes and serious adverse weather conditions. This provision shall not be interpreted to relieve either party of its obligations to make any payments due hereunder.

MISCELLANEOUS - You agree that you will not assign this agreement, in whole or in part, or otherwise extend the benefits of this agreement to any third party, without our prior written consent. At Alliant's option, the provisions of this agreement shall not apply to any unit(s) following the transfer or sale of such unit(s). This agreement constitutes and contains the entire agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence and agreements, whether oral or written, between you and Alliant respecting the subject matter hereof.

If this offer is acceptable to you, please sign both copies of this agreement and return one to us. By your signature you represent that these margins/prices quoted herein are competitive with margins/prices quoted your account by others for similar products.

NOTICES - Any written notice called for in this agreement may be given by personal delivery, first class mail, overnight delivery service or facsimile transmission. Notices given by personal delivery will be effective on delivery; by overnight services on the next business day, by first class mail three business days after mailing; and by facsimile when transmission is complete. The address of each party is set forth below.

GOVERNING LAW - This agreement shall be governed by, and interpreted in accordance with the laws of the State of Illinois, U.S., except any such law mandating the application of the law(s) of a different jurisdiction.

                                Sincerely,

ALLIANT FOODSERVICE, INC.
755 Pierce Road
Clifton Park, NY 12065                    By: /s/ David Patterson 9-10-97

                                                  Market President

Attention: David Patterson
Telephone: 518-877-3900
Facsimile: 518-877-3929

                                           ACCEPTED:



New England Restaurant Co., Inc.               /s/ Paul Seidman
300 Pond Street                               (Name of Customer)
Randolph, MA 02368

Attention: Paul Seidman
Telephone: 617-986-4600                       /s/ Paul Seidman
Facsimile: 617-986-0358                     (Customer Signature)
                                         Director of F&B& Purchasing
                                            (Customer Title)
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                                           (Date)